Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

QQJ INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, $0.00001 par value per share	(1)	457(a)	2,587,500		$5.00	$12,937,500.00	0.0001381	$1,786.67
Fees to be Paid	Equity	Ordinary shares, $0.00001 par value per share, underlying underwriter's warrants	(2)	457(a)	77,625		5.75	446,343.75	0.0001381	61.64
Fees Previously Paid	Equity	Ordinary shares, $0.00001 par value per share		457(o)				10,350,000.00		1,527.66
Fees Previously Paid	Equity	Ordinary shares, $0.00001 par value per share, underlying underwriter's warrants		457(o)		$		$1,293,750.00		$190.96

Total Offering Amounts:								$13,383,843.80		1,848.31
Total Fees Previously Paid:										1,718.62
Total Fee Offsets:										0.00
Net Fee Due:										$129.69

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Offering Note(s)

(1)	Includes ordinary shares that the underwriters have the option to purchase. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(2)	Includes ordinary shares that the underwriters have the option to purchase. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

The Registrant will issue to the representative of the underwriters warrants to purchase a number of ordinary shares equal to an aggregate of ten percent (3%) of the ordinary shares (the “Warrants”) sold in the offering. The exercise price of the Warrants is equal to 115% of the offering price of the ordinary shares offered hereby.